Exhibit 99.2

SATCON TECHNOLOGY

Host: David Eisenhaure

August 9, 2004/10:00 a.m. EST

SATC - SatCon Technology Corp.

Q3 2004 SatCon Technology Corp. Earnings Conference Call

Aug. 09. 2004 / 10:00AM ET

Operator:

Good day, ladies and gentlemen, and welcome to the third quarter 2004 SatCon Technology earnings conference call. My name is Anne Marie and I’ll be your coordinator for today. At this time all participants are in listen only mode. We will be facilitating a question and answer session towards the end of this conference.

I would now like to turn the presentation over to Mr. Ralph Norwood, Chief Financial Officer. Please proceed.

Ralph Norwood,  SatCon Technology Corp. - VP Finance, CFO, Treasurer:

Thank you, operator, and good morning everyone. Welcome to SatCon Technology Corp.’s conference call to review the financial and operating results for our third quarter of fiscal 2004, which ended June 26, 2004.

Following my reading of our Safe Harbor statement David Eisenhaure will provide an overview of SatCon’s third quarter results. After Dave’s comments I will discuss SatCon’s financial results in more detail and Mike Turmelle will review our operating progress.

After our comments, we will be happy to spend some time answering any questions you may have. Now I will read our Safe Harbor language.

This conference call contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting to the following, the words believes, anticipates, plans, expects, intends and similar expressions are intended to identify forward looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward looking statements are set forth under the caption “Factors Affecting Future Results” and SatCon’s annual report on Form 10-K for the year ended September 30, 2003. Which factors are included herein by reference. The copy is available from SatCon upon request.

At this point I would like to introduce Dave Eisenhaure, Satcon’s President and Chief Executive Officer. Dave.

Dave Eisenhaure - SatCon Technology Corp. - Chairman, President, CEO

Thanks, Ralph, and good morning everyone. I would like to thank you for taking the time to join us today for what we believe will be an encouraging conference call.

Let me start by saying that we had a very successful third quarter. Building off a strong quarter in bookings, our backlog increased by 25 percent from 18 million to 23 million. That’s the highest backlog number at the end of a quarter that we have had since we began reporting backlog data about two years ago. We had $8.6 million in sales which was an increase from the $8.2 million last quarter and represents a 41 percent increase over last year’s $6.1 million.

In addition, our EBITDA, which we define as operating profit plus depreciation and amortization, was close to breakeven at a negative $200,000 and an improvement from the last quarter.

So from an overall viewpoint we are seeing our business growing, our cost stabilizing, and our goal to be EBITDA positive for the second half of the year becoming a reality. To say the least, I am personally very pleased with our results.

Looking forward to the fourth quarter as we mentioned in a June press release, we expected revenues to be between $35 and $39 million for the year with a positive EBITDA for the second half of the year. At the present time, we expect to be at the low to mid point of that range which is consistent with our goal to be EBITDA positive for the second half of the year.

For the year this would represent a significant increase in sales over last year and, coupled with our cost-cutting, would result in a significant improvement in EBITDA compared with the last several years. Ralph will cover these financial results in more detail; and Mike will discuss some of the operational successes later in the call.

But in general as we look forward this and into next we see improved sales in all of our current markets including defense systems, electronics, alternative energy, testing measurement and industrial automation. From an international viewpoint, we recently took a step in the future growth of SatCon when we signed a memorandum of understanding with the Center of Innovation Services, or CIS, in the Galicia region of Northwest Spain.

SatCon and the CIS have agreed to work together to identify how SatCon’s advanced power systems technologies may assist Galicia’s efforts to support and grow its industries, including modernizing its fishing fleet and providing state-of-the-art electronics to its shipbuilding industry. Satcon also intends to work with the Galician Energy Institute in its effort to build renewable energy through distributed power generation throughout the region.

This relationship will take time to be approved but could provide us with potential new business in Spain and eventually the European Community. And through these contacts, possibly in Mexico and South America as well. We are working on how to develop potential areas of interest and will keep you informed as they mature.

At this time I would like to turn the call over to Ralph Norwood, our Chief Financial Officer, for our financial review.

Ralph Norwood:

I will begin by comparing our operating results for the quarter compared with the same quarter last year. Our total revenues increased $2.5 million from $6.1 million in our third quarter of FY 2003 to $8.6 million in this quarter. This reflected $2 million of increased sales in our power convergent products and to a lesser degree increased sales in our magnetic and test and measurement products.

Revenue from funded research and development increased nearly $700,000 or 64 percent compared with last year’s third quarter. The majority of this increase was attributable to higher revenues earned on a U.S. Navy program.

During our May conference call, we mentioned that one of our programs might fall off either into the third or fourth quarter depending on testing and acceptance by our customers. We now expect that revenue to be recognized late in the fourth quarter, which is consistent with the revenue expectation that David gave you earlier.

Having addressed the revenue increase I would now like to comment on the margin side of the business.

Product revenues come from our two manufacturing units — electronics and power systems. Gross margin from these sales totaled in excess of $1.3 million or 20 percent of product revenue. This is the highest gross margin of any quarter in the last several quarters, both in terms of absolute dollars and percentage. This $1.3 million of product gross margin compares with a loss of $3.1 million during last year’s third quarter.

This improvement of over $4 million that is from a $3.1 million loss to a $1.3 million profit results principally from three factors. First, the absence of the $2.7 million charge in last year’s third quarter to reduce the carrying value of inventory. Secondly, our reduced cost structure and thirdly, profits on higher revenues.

The margin dollars also improved in our Applied Technology division where we labeled the revenue earned Funded Research and Development Revenue. This margin — which I define as the funded R&D revenue — represented 20 percent revenues compared with 21 percent we earned in last year’s third quarter. This margin would have been substantially higher had it not been for a $350,000 charge we took to reflect the anticipated overrun of a fixed price contract.

I would also like to point out that for the third consecutive quarter we incurred virtually no cost for unfunded R&D. This is in direct contrast with last year’s third quarter where we spent over $300,000. As we look forward, we have no plans for significant unfunded R&D spending.

Next, I’d like to address our SG&A expenses which we decreased significantly from $3.3 million in last year’s third quarter to $2.2 million this year. Included in this $2.2 million is a $64,000 favorable reversal of a specific bad debt provision established last quarter.

This 31 percent reduction in selling, general, and administrative reflects the focusing of our resources and the pruning of our overhead spending across the corporation.

Turning to our balance sheet, our receivables represented 67 DSOs — day sales outstanding — which is generally in line with our last few quarters. Inventory increased somewhat from last quarter but was over 10 percent below the level at September 30, 2003.

And, finally, on the asset side, our prepaid expenses totaled $800,000, a fairly normal level at the end of the quarter.

Turning to the liability side, you will note that the sum of our accounts payable and accrued expenses declined over $3 million since the end of our fiscal year in September 2003. This reflects a major reduction of our overdue vendor accounts. Our deferred revenue account also declined over $2 million since the end of September.

This decline is due to the recognition of revenue from projects previously shipped.

Our cash at the end of the quarter totaled $2.4 million, down from 3.5 million at the end of the prior quarter. We also continued our plan of steadily reducing our old payables. For comparison, our over 60-day payables were approximately $700,000, down from 3.5 million at the end of our last fiscal year. Although we have not yet had a quarter where we have been cash flow neutral we’re getting close.

EBITDA — or earnings before interest, depreciation, and amortization — is a reasonable proxy for cash flow. We calculate EBITDA slightly differently by simply adding back non-cash depreciation and amortization to our operating profit or loss for the period. This EBITDA for the third quarter totaled a negative $200,000 and as Dave said, we retain our goal of being EBITDA positive for the second half of the year.

Finally, I will address our backlog.

At the end of fiscal June our backlog totaled approximately $23 million, of which $20 million is scheduled for shipment during the next 12 months. This $23 million backlog as Dave mentioned is up 26 percent from last quarter and is our highest quarter end backlog for the last several quarters.

Now let me introduce Mike Turmelle, our Chief Operating Officer, who will provide you with some additional information on operating results.

Mike Turmelle  - SatCon Technology Corp. - COO, Director:

Thanks, Ralph. Here in Cambridge at Applied Technology we have been making progress on several important programs. Our works in Navy on the integrated power system, or IPS equipment, continued with manufacturing of an additional shift zone and equipment to be delivered to the Navy test facility in Philadelphia.

The IPS is part of the power distribution system being designed for the Navy’s all-electric ship. The zone of the SatCon equipment has been progressing through tests and evaluations for over a year with no major problem. IPS work is also growing with our strategic partner, General Atomics (ph) in a program for the next generation of the all-electric ship.

While the Navy is a major customer for Applied Technology we’ve continued to grow our customer base and have started some new projects in the third quarter. One is a silicon carbide Phase II project that is geared towards finding ways to use a new state-of-the-art silicon carbide electronic and functioning power converters. Silicon carbide is considered by many to be the next generation of high-powered electronics replacing the standard silicon that is used today.

We also began a Phase II for the Air Force in which we will design new oil free bearings to improve the efficiencies of current bearing technology. We started two new programs for power conversion equipment with the Army.

Last quarter from our power systems plant in Massachusetts we announced that were forming a strategic alliance with Data Physics Corp. for the marketing and sales of Satcon’s Ling vibration test systems. I’m pleased to say that the formation of that alliance has resulted in increased sales of our test and measurement systems over the last year. But that is just one of the areas we have seen increases.

We have also seen improvements in the sale of our semiconductor manufacturing components as sales to Applied Materials have increased significantly over last year. Our magnetically levitated or MagLev products, our components to one of Applied Materials semiconductor manufacturing equipment systems, we have also seen renewed interest in MagLev systems for other applications as well. In addition to Applied Materials we are seeing upturn in the sales of Precision Motors for industrial automation applications.

At our power systems plant in Burlington, Canada, we have also seen encouraging improvements in sales. Of particular importance is the growth in power conditioning systems for our alternative energy applications such as fuel cells , and solar arrays. During the month of June we booked $1 million worth of fuel cells power converters and we’ve continued to see strong interest in orders from solar power manufacturers as well.

We think that over time alternative energy applications will become one of our strongest market areas. We have also had some good orders for power converters for specialized applications at the $1.5 million in order for plasma torches. These torches are used in waste incineration and represent a good international market for our products.

Over in our electronic division we issued a press release that we booked new orders for system level assemblies used in military satellite communications, mobile base stations, commercial electronic assemblies, F-16 and other avionics and military components, thin film networks and other standard products.

So our mix is pretty healthy and we have introduced ourselves to new customers.

Last quarter, we were chosen as the manufacturing partner for Micro E Systems, a leading provider of precision optical and proto products using high-volume, industrial, and commercial equipment. Micro E Systems has placed approximately $1 million in orders for the digital, optical, and floater encoder with SatCon during the last 12 months.

We expect we can maintain and even improve on that performance in the next 12 months. At Applied Technology we had a strong booking quarter, which contributed to our consolidated backlog of some $23 million. As mentioned earlier, that is the highest backlog we have had since we began announcing our backlog numbers some two years ago and an increase of $5 million over the last quarter. As Dave said earlier, everyone has done great work in increasing sales, decreasing costs and the benefits are really beginning to show. Dave.

Dave Eisenhaure:

Thanks, Mike. In conclusion, we had a 25 percent increase in backlog from last quarter. We had a 41 percent increase in sales over last year. We were close to EBITDA breakeven with only a negative $200,000 and our goal remains to be EBITDA-positive for the second half of our fiscal year. When we achieve our goal it will be the culmination of a year of reduced spending and improved revenue.

I’m confident that we will achieve our goal and that we will have positioned the Company to continue our turn toward profitability as we generate revenue growth. One step that we are taking to continue to manage cost is that next month, we are scheduled to relocate our Cambridge operation, including our corporate offices and Applied Technology to the Seaport district across the channel from Logan Airport.

The new facility is larger than our current facility and because it is leased through a special arrangement with the city of Boston, is less costly than our current location. Once we’re settled, I would like to invite you all to come visit.

In general, our backlog is strong and the highest it’s been in the last two years. The markets for our products are improving including defense, electronics, alternative energy, test and measurement, and industrial automation. And we have the opportunity to increase our international presence and lay the groundwork for future expansion.

As we look forward for our fiscal year 2005, we expect double-digit growth on the top line and have a goal to be profitable at the operating profit level. There are three main reasons for that expectation.

First, our backlog which, at the end of the third quarter, was up over 25 percent from the end of the prior quarter. Second, the 40 to 50 percent incremental margin that we typically earned on additional revenue and, thirdly, our cost structure which you can readily see from our recent results has stabilized at a reduced level which leaves me more then encouraged about the future.

Now let me turn the call over to any questions you may have.

Joseph Berwin,  Analyst

Ralph, a couple of housekeeping questions first if you do not mind. Were there any accrued contract losses in the third quarter?

Ralph Norwood:

Yes. As I mentioned we accrued $350,000 on a contract that we expect to complete late in Q4. And that shows up as part of funded research and development expenses in the quarter.

Joseph Berwin:

The second question as it relates to accounts receivable which ticked up a little bit in the quarter, Accounts Payable seems in line. That increase in Accounts Receivable is current. And can you just tell me if it is anything out of the ordinary?

Ralph Norwood:

Nothing out of the ordinary. As I mentioned, the day sales outstanding were 67; and we’ve been in the 60s for five consecutive quarters so it’s simply a reflection of higher sales.

Joseph Berwin:

Do you have inventory turns number?

Ralph Norwood:

I don’t have it but as you can say see it’s ticked up for the first time in a while but 10 percent below September. So I don’t have that — lots of different ways of calculating it but I’ll figure that out next time and tell you how we are calculating it and I’ll provide that next time.

Joseph Berwin:

No problem. SG&A continues to make new lows. All of the operating metrics are really going in the right direction; gross margins increased 140 basis points in the quarter; and everything else sort of moved in the right direction as a percent of sales. You mentioned no plan for unfunded R&D and that’s great. Can you just tell us what you have in mind for CapEx?

Ralph Norwood:

As we look over the next 12 months it should be less than depreciation. In the coming quarter we’re going to spend some CapEx associated it with the move for leasehold improvements but other than that we don’t have any major plans.

Joseph Berwin:

What does that number look like?

Ralph Norwood:

For the quarter?

Joseph Berwin:

Yes.

Ralph Norwood:

In total, it might approximate depreciation. But as you look over 12 months it should be less.

Joseph Berwin:

David, Mike, could you give us a little bit of a sense of the seasonality related or associated for the top line. Last year in the fourth quarter, there was a tremendous sequential growth rate in the top line of 41 odd percent. In product revenue off of what was an 18 percent sequential growth rate in the third quarter of ‘03.

Looking out into the fourth quarter do any of those seasonal work in favor for where the Company you’re looking at a product growth rate somewhere to the tune of 25 percent, sequentially, in the fourth quarter if you kept Applied flat. How do you feel about that? Can you give us a little color into that seasonality?

Ralph Norwood:

Dave, this is Ralph, I’ll take that. The seasonality is not clear. It’s going to be more of a function of the beginning of the backlog that we run into the quarter that will play into the future but if you look at last year ‘03, you’re right. The fourth quarter was by far our biggest quarter but if you look into the prior year, the third quarter was our biggest quarter. Similarly if you look at the lowest quarters, they’re different in each of the last two years. So I think it’s we don’t have any strong seasonality, it’s going to be more a function of the backlog and as we emphasized this time we’re entering this quarter with the biggest backlog in some time.

 Joseph Berwin:

You’ve never given out coverage before. I don’t know if you’re in the mood to give out coverage today?

Ralph Norwood:

Coverage?

Joseph Berwin:

Of the quarterly revenue in the current quarter. How far along are we?

Ralph Norwood:

We don’t comment on that. We typically are lumpy as you know and like most companies we have much greater revenue in the back half of the quarter than the front half of the quarter.

Joseph Berwin:

Okay, thank you. Mike, David, can you give — just my last question a few pieces. Related to the Magnetic levitation devices Mike has commented that there are other applications in the pipe but there was no mention of what they were specifically? Maybe you can comment about that? And then, lastly, on the rotary UPS. Can you give us any color of what the pipelines or RFPs look like? Any sort of update you want to give and that is my final question.

Dave Eisenhaure:

As far as the Magnetic levitation the areas where the magnetic levitation is good is where you need extremely precise provisioning, you want to run under extreme environmental conditions. Very very high temperatures; very clean kinds of environments. We don’t want to contaminate the environment and that is the situation with Applied Materials and as you can imagine, there are other industrial applications, precision applications and the precision measuring applications where you would need the same thing.

Also as you can probably imagine, Joe, people that want to develop our system into a product are trying to surprise the market with that product. And those are done under pretty strict confidentiality agreements on our end as was the Applied Materials job when it was done. So we can’t comment on the specific (indiscernible) application other than to say we’re quite encouraged there and the product with Applied Materials has been a very successful one. Mike, maybe you want to talk about the rotary product.

Mike Turmelle:

I think, Joe, generally the same thing for the rotary in that, we’re very pleased right now with how it’s going. We are seeing a lot of inquiries but probably the best way to go about it is to talk about stuff after we have orders in hand. And so I think we’re going to stick with that type of format. And when we get orders we will let folks know but we are feeling pretty good about that product.

 Joseph Berwin:

Guys, I’d always like to see more but at the end of the day this was a pretty good quarter. Thank you.

Operator:

Walter Matthew (ph), Order (ph) Capital.

Walter Matthew - Analyst :

Can you give us a little more color on the backlog? Obviously it’s a good number. And I was wondering if you can kind of allocate it a little bit to the different lines and maybe a little bit on how — I know Ralph mentioned that he’s expecting about 20 million to be hitting the books over the next year or 12 months or so? Can you kind of cut that down a little bit more or give us a bit more color on that, please?

Ralph Norwood:

This is an area that because we’re lumpy we felt it was not helpful in the past to add much more details than that but let me simply offer that with respect to the backlog, going from 18 to 23, every business unit had an increase. And so that, hopefully, that’s somewhat helpful. The second base is related to Applied Tech tends to be the one that extends beyond the year if you will so it’s 20 million of the 23 will be in the next 12 months. That’s likely to be one to extend beyond the year because oftentimes we’ll get contracts that will be 18 months or two years. But beyond that, I think I will just end it with that and I understand what you’re asking for and we ought to reflect on that if that information can be helpful going forward?

Walter Matthew:

The only reason I’m pushing on that is that you guys are approaching a fairly significant milestone. Getting everything to hit the positives (MULTIPLE SPEAKERS) again as far as where we’re going with our models and all it would be very beneficial for us to get some confidence and comfort that, even if you’re on the lower end of everything it still turns out positively so that’s kind of where I was going with that.

Dave Eisenhaure:

We’ve been briefing the market generally on our turnaround in the elements that we’ve seen and because we made the same presentation in all the conferences that we see — bookings leading to backlog, leading to revenue, leading to profitability. And as you look back over the last year we are exactly on that track and feel pretty good about it.

Walter Matthew:

And just a couple of housekeeping. How many employees total right now?

Ralph Norwood:

About 200.

Walter Matthew:

And what did you burn for the quarter?

Ralph Norwood:

Well if you look, the cash at the beginning of the quarter was 3 5. We ended up with 2 4 and we used 1 1, much of which was additions as Joe mentioned to working capital. Where we added to inventory and to receivables and reduced payables. But we think EBITDA, in our Company, because we don’t spend much of a CapEx is a pretty good indicator of ongoing cash usage.

Walter Matthew:

And you said that was going to be about — the CapEx was going to be about depreciation?

Ralph Norwood:

For this particular quarter but that’s only because of an unusual case that we are involved in a move to a lower cost facility.

Operator:

Mike Sharke; AG Edwards.

Mike Sharke: - Analyst

Just a couple of things as I pass along questions from my clients, shareholders of SatCon. Over time they sit here sitting the good news stories and they see the price not doing anything. And I said, well, I think the market probably wants to see some sustainability in these increases that are coming through. Is it your sense that these are sustainable increases? Things that are going to be a bit repetitive? That it’s truly an increase —?

Dave Eisenhaure:

We believe we’re seeing real growth as Ralph has indicated and we’ve all indicated based on the size of our contracts and other things. There is some lumpiness but we believe that we’re seeing real business progress; and what we can do is run the business and make the business a success. Stock price will follow that.

Mike Sharke:

Insider buying always comes up. As I talk to my clients about buying more shares to keep up with the increase of shares up out on the market so that their own interest isn’t diluted, they ask about the insider buying. And we haven’t seen a whole lot of that. Are we out seeing it for some reason? Is it not going on? Is there, can you give me any insights there? They’re wondering about the confidence of the insiders in their own company?

Dave Eisenhaure:

The insiders are our major shareholders in the Company right now. As you can undoubtedly look at by looking at the filings, all the people in Satcon participate through our retirement plan in the SatCon ownership and there’s very very little sales of that stock to look at it from another point of view.

We pay a larger portion of our contributions to people’s retirement plan, comes through SatCon stock and we think there’s an enormous enthusiasm for the Company on the part of the employees. And it’s difficult as an insider to buy it, there are only a very few openings in the year when you’re able to do that and over time we have done that pretty enthusiastically.

Mike Sharke:

Okay, we will keep looking for that. One last thing regarding the backlog that somebody just brought up to me this morning and they are just wondering. It’s an interesting question when you talk about your backlog numbers, I never see any follow-up to go what happens to those backlog orders. Is there any sense out there, any number that shows us are all those backlog orders, do they always turn into orders or is there a percentage that we lose over time for whatever reason for whatever failure?

Ralph Norwood:

That’s a very good question. First and foremost we look at that backlog every quarter to make sure that they are all valid. Because there are some of those that are subject to cancellation. So when we say 23 million at the end of June that’s been scrubbed. So any that have dropped out have dropped out but on balance it’s unusual for us to lose any significant orders. And I can tell you that if we put out a press release on an order and subsequently it got canceled under the new rules we would be obligated to put out a press release saying it had been canceled.

Operator:

Thomas Kelly of Polaris Advisor.

Thomas Kelly – Analyst:

I just wanted to do some housekeeping here and just kind of address things across the board. Got a question for Ralph and anybody else who would like to join in. My question is we’ve talked about the power systems and some of the divisions in some of the areas. Are you noticing a pickup in the consulting of that space? I know Ralph and I talked about that in Boston, that there’s some incremental business on the consulting side of the business. And is there any specific consulting in the satellite business or is that something that is not being addressed in this day and age?

Ralph Norwood:

I think you’re talking about the design engineering services we provide out of our Applied Technology division?

Thomas Kelly:

Exactly.

Dave Eisenhaure:

Yes it’s primarily out of Applied Tech. We will occasionally get engineering development works out of the other division. We call that NRE — non recurring engineering. We manage our engineering across the Company so it’s really one engineering team that provides that work and we consolidate that independent of where that happens to come in but all of our organizations will get engineering development things and we hope those lead to product sales and we generally position those so they do.

Thomas Kelly:

Now are you noticing a pickup across the board on the engineering design consulting? (MULTIPLE SPEAKERS)

Dave Eisenhaure:

Tracks business generally. We’ve noticed that in all areas — business picks up. The consulting picks up along with that (MULTIPLE SPEAKERS) we will get a big big focused job, that is a multimillion dollar job.

Thomas Kelly:

And is there any specific consulting on the satellite side of the business because you haven’t really — you really didn’t address that on the call so far?

Dave Eisenhaure:

(indiscernible) is a small part of that business.

Operator:

 Joseph Berwin - Capital Management - Analyst

Joseph Berwin- Analyst

David, can you give us a comment about the shelf registration that is in the market for (MULTIPLE SPEAKERS)

Dave Eisenhaure:

Yes. That’s a good question Joe, thanks very much. I’d just like to emphasize that our focus right now is on meeting the goals that we discussed earlier on the call. Generating positive EBITDA in the second half of the year, generating growth and profits in 2005. However you know we did at our annual meeting, we indicated that under favorable market and business conditions, we would consider raising funds for flexibility and growth on positive things for the shareholders. And as we stated before, we believe that having a shelf is good for the Company and it gives us an option if we choose to raise funds to do so at a reduced cost of capital.

Operator:

John Montgomery - Analyst

John Montgomery - Analyst

Congratulations on another quarter executed on plan. I have a couple of questions I think, mostly, for Ralph. I believe you’re also seeing real growth. And I want to get a feeling for what might be expected over the next couple of years. Given sufficient demand, how fast do you think you can reasonably grow sales, assets, and earnings per share over the next 2 to 3 years?

Ralph Norwood:

Let me try to address that. First we’ve mentioned before that, in a variety of forums, that we have plenty of capacity. In fact, in literally every location it would be possible to at least double our sales without adding significant capital expenditures. I think in Applied Tech if you will consulting area the gatingitem there would be acquiring talent in engineering if we get more business, certainly not a facilities issue. So if we get some big orders we will be out aggressively looking for engineers. Fortunately we are in the Cambridge and Boston areas which makes it easier than in some areas to acquire that talent.

But with respect to power systems, all that (indiscernible) expect to electronics, same thing. I think we can move pretty quickly in those areas.

Mike Turmelle:

I think that’s true, Ralph, I mean as we said we’ve got in both areas of shift, we could add more people on shift and in certainly taking advantage of off shifts it’s certainly an area we can explore as work dictates.

Ralph Norwood:

We’re only dealing with single shift 5 day a week in all locations so there’s real opportunity to up tick that.

John Montgomery:

Can you — I know it’s ballpark but can you throw out a number as to how fast you think you can grow? Are we talking 20, 30 5 —?

Ralph Norwood:

If the business were there that certainly is the range.

Dave Eisenhaure:

We have, we’ve kind of indicated we have between 2 and 3 times overcapacity as the market develops, we can move into that capacity quite quickly. Beyond that, we get there we will come back and talk some more about it.

John Montgomery:

All right. My next question is you are approaching the 40 million in annual sales mark. What do you expect the pre-tax net profit margin to be on the next incremental 10 million of sales, after that?

Ralph Norwood:

Beyond the $40 we went to $50, incrementally, we make 40% to 50% now. There may be some modest step function items, so if we added — went from $40 to $50 million it wouldn’t be unusual to be 30% to 40% would be a reasonable guess. 20% to 40% percent on that next $10 million.

John Montgomery:

Do raw material prices like steel — do they have a big impact on your margins?

Ralph Norwood:

Well materials are a major cost to us and the products product area. But we don’t rely on any particular material that we’ve noticed a big change one way or another with a price increase. So materials do represent a good part of the cost of our product revenue. But it hasn’t been a big issue for a while.

Mike Turmelle:

If you look at power systems, obviously, steel has had — seen some increases and certainly a portion of what we do in the power systems does incorporate steel into the end product. But in the majority of our product and the cost of our product is really in the electronics piece and sort of then, in the software. So we’re a little bit insulated in that most of our revenue is coming from that electronic. We are working on sourcing and bringing down the cost of our other components. So we haven’t really been affected by the sharp increase in steel lately.

John Montgomery:

Given what you have done in the previous three quarters and your target for the year, it looks like you’d have to do $10 million + in the last quarter. Are you — is that right? And are you comfortable with that?

Dave Eisenhaure:

Yes. Keep in mind we have a contract we’ve talked about all along that we will recognize revenue on a completion basis. So there’s going to — have we announced —?

Ralph Norwood:

That’s in the area of $1.5 million late in the quarter.

Dave Eisenhaure:

So that coupled with this quarter’s revenue would get us at the low end of our range.

John Montgomery:

So you’ve got the backlog and you see the numbers and you are comfortable with that?

Dave Eisenhaure:

We predicted it you know. And there’s reason for us to do that. Anything can happen of course but we feel pretty good.

John Montgomery:

Thank you very much and, again, congratulations on another quarter on plan.

Operator:

You have no further questions at this time.

Dave Eisenhaure:

Thank you. Thank you all. Thank you for calling in. I’m looking forward to being with you again at year-end if not before to share our expected success. As a closing note, once we have made the move into our new location we will notify everyone of you of our new address and contact information to let you know we have moved and I’m looking forward to our next conference call. Thank you again.

Operator:

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.